SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

STOKELY USA, INC., Commission File Number 0-13943
     (Name of Registrant as Specified In Its Charter)
STOKELY USA, INC.
     (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rules 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: COMMON STOCK

(2)  Aggregate number of securities to which transaction applies:
     NOT APPLICABLE

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_/ NOT APPLICABLE

(4)  Proposed maximum aggregate value of transaction:  NOT
     APPLICABLE

     _/Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)  Amount Previously Paid:  NOT APPLICABLE

(2)  Form, Schedule or Registration Statement No.:  NOT APPLICABLE

(3)  Filing Party:  NOT APPLICABLE

(4)  Date Filed:  NOT APPLICABLE

                        STOKELY USA, INC.
                   1055 Corporate Center Drive
                   Oconomowoc, Wisconsin 53066

                        ----------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   To Be Held On July 28, 1995

                        ----------------


To the Holders of Common Stock of Stokely USA, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Stokely USA, Inc. (the "Company") will be held on Friday, July 28, 1995, at 10 a.m., Milwaukee time, at the Olympia Resort & Conference Center, Highway 67, Oconomowoc, Wisconsin.

     The Annual Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Proxy Statement:

     1.     The election of four directors for a three-year term;
            and

     2. Such other matters as may properly come before the Annual Meeting or any adjournments thereof.
            The Board of Directors is not aware of any other such business.

     The Board of Directors has established June 9, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                              By Order of the Board of Directors




                              Robert M. Brill
                              Secretary

Oconomowoc, Wisconsin
June 26, 1995

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
                        STOKELY USA, INC.
                   1055 Corporate Center Drive
                   Oconomowoc, Wisconsin 53066

                     -----------------------

                  ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held On July 28, 1995

                     -----------------------

                SOLICITATION AND VOTING OF PROXIES


     This Proxy Statement is being furnished to holders of common stock, $.05 par value per share (the "Common Stock"), of Stokely USA, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, July 28, 1995, at 10 a.m., Milwaukee time, at the Olympia Resort & Conference Center, Highway 67, Oconomowoc, Wisconsin and at any adjournments thereof.

     The Company's 1995 Annual Report to Shareholders for the fiscal year ended March 31, 1995, accompanies this Proxy Statement and appointment form of proxy, which is being mailed to shareholders on or about June 26, 1995.

     A copy of the Form 10-K (without exhibits) for the fiscal year ended March 31, 1995 will be filed with the Securities and Exchange Commission (the "SEC") and will be furnished without charge to shareholders of record upon written request to Stokely USA, Inc., Robert M. Brill, Secretary, 1055 Corporate Center Drive, Oconomowoc, Wisconsin 53066.

     Regardless of the number of shares of Common Stock owned, it is important that holders of record of a majority of the shares be represented by proxy or present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy. Proxies solicited by the Board of Directors of the Company, if properly executed and returned, will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for director named in this Proxy Statement. Returning your completed proxy form will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

     The Board of Directors of the Company knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

     Any shareholder giving a proxy has the power to revoke it any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Robert M. Brill, Secretary, Stokely USA, Inc., 1055 Corporate Center Drive, Oconomowoc, Wisconsin 53066); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

     The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by the Company. The Company has engaged the firm of Georgeson & Company to assist in the solicitation of proxies for a fee of $6,000 plus reimbursement of out-of-pocket expenses. Proxies also may be solicited by personal interview or by telephone, in addition to the use of the mail, by directors, officers and regular employees of the Company without additional compensation therefor. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record by the beneficial owners of such shares. The Company will reimburse such holders for their reasonable out-of-pocket expenses.


                        VOTING SECURITIES

     Only shareholders of record at the close of business on June 9, 1995 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 11,324,645. For each matter which may come before the Annual Meeting, each share of Common Stock, the only class of voting securities of the Company, is entitled to one vote.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are included in the determination of shares present and voting for purposes of whether a quorum exists, while broker non-votes are not. Neither abstentions nor broker non-votes are counted in determining whether a matter has been approved. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under the Wisconsin Business Corporation Law, directors are elected by a plurality of the votes cast with a quorum present and cumulative voting is not permitted unless a corporation's articles of incorporation provide otherwise. The Company's Articles of Incorporation do not provide cumulative voting rights for the election of directors.

     Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates.

                            MATTER 1.

                      ELECTION OF DIRECTORS

The Board of Directors of the Company consists of eleven directors (the "Board") divided into three classes. Directors hold office for staggered terms of three years (or until their successors are elected and qualified). At each annual meeting of shareholders of the Company, one class of directors will be elected for a term of three years to succeed the directors whose terms are expiring. The following four nominees, all of whom are directors serving terms which expire at the Annual Meeting, have been nominated by the Board for submission to the shareholders to serve a three-year term expiring at the 1998 Annual Meeting of Shareholders.
Unless otherwise directed, each proxy executed and returned by a shareholder will be voted FOR the election of the nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board. At this time, the Board knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

     With the exception of Messrs. Mount and Weix who are cousins, there are no family relationships among the executive officers and directors, and there are no arrangements or understandings pursuant to which any of them were elected as executive officers and/or directors or are being nominated to serve as directors. The following tables present information concerning the nominees for director and each director serving an unexpired term.

                              Position with the Company        Director of
  Name                Age     and Principal Occupation       Company Since
  ----                ---     ------------------------        ------------

            Nominees for Election to Terms Expiring in 1998

Russell W. Britt      69     Retired; President, Chief             1985
                             Operating Officer and a
                             Director of Wisconsin Energy
                             Corp., a utility service
                             company, 1987-91; Vice
                             President, 1981-87; Executive
                             Officer and Director of
                             Wisconsin Electric Power Co.
                             and Wisconsin Natural Gas Co.,
                             subsidiaries of Wisconsin Energy
                             Corp., 1982-91; Director, Bank
                             One Wisconsin Trust Company, N.A.

Ody J. Fish           70     Private Investor; President,          1985
                             Pal-O-Pak Insulation Co., Inc.,
                             an insulation manufacturing
                             company,1951-86; Director
                             Marshall Family of Mutual Funds.

Stephen W. Theobald   49     Vice Chairman and Treasurer since     1980
                             June 1992; Vice President-Administra-
                             tion, and Treasurer, 1990-92; Vice
                             President-Administration, 1985-90;
                             joined the Company in 1985.

Vernon L. Wiersma     45     President and Chief Executive         1982
                             Officer since August 1993;
                             President, June 1992-August 1993;
                             Executive Vice President, 1985-92;
                             Vice President-Operations, 1983-85;
                             joined the Company in 1973.


            Directors Whose Present Terms Continue Until 1996


Charles J. Carey      70     Consultant since 1989; President      1989
                             and Chief Executive Officer,
                             National Food Processors Association,
                             a trade association, 1972-89.

Frank J. Pelisek      65     Chairman of the Board of Directors    1983
                             and Executive Committee of the Board
                             of Directors of the Company since
                             August 1993; Acting Chief Executive
                             Officer and Chairman of the Executive
                             Committee of the Board of Directors,
                             June 1992-August 1993; Partner,
                             Michael Best & Friedrich, legal
                             counsel to the Company since 1965;
                             Director, various privately held
                             corporations.

Joseph B. Weix        67     Retired; Chairman of the Board and     1963
                             Chief Executive Officer, 1975-92;
                             joined the Company in 1954.

            Directors Whose Present Terms Continue Until 1997


Orren J. Bradley      70     Senior Vice President, Laub Group,     1985
                             Inc., an insurance operations
                             company since 1985; Chairman, Boston
                             Store Division of Federated
                             Department Stores, Inc., 1967-85;
                             Director, Northwestern Mutual Life
                             Insurance Investment Funds and
                             Oshkosh B'Gosh, Inc., an apparel
                             manufacturer.

James H. DeWees       61     Retired; President and Chief           1994
                             Executive Officer, Godfrey Company,
                             a division of Fleming Companies,
                             Inc., a wholesale food distributor,
                             1984-94; Vice President, Fleming
                             Companies, Inc. 1987-94.

Carol Ward Knox       44     Principal, Morgan & Myers, Inc., a     1993
                             public relations consulting company,
                             since 1982.

Thomas W. Mount       64     Retired; Chairman, 1992-93;            1966
                             President and Chief Operating
                             Officer, 1975-92; joined the
                             Company in 1957; Director,
                             Fiduciary Capital Growth Fund,
                             Inc., and the Fiduciary Total
                             Return Fund, Inc.


     The affirmative vote of a plurality of the votes cast is required for the election of the four nominees. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted in favor of election of the above-described nominees.


            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
            THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

          MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the fiscal year ended March 31, 1995, the Board of Directors of the Company held five regular meetings and one special meeting. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board held and the total number of committee meetings on which such director served during the fiscal year ended March 31, 1995. The Board has standing Executive, Audit, Compensation, Retirement Plan Advisory and Nominating Committees.

     The Executive Committee has the authority during the intervals between Board meetings to exercise the powers of the Board, except for certain powers reserved exclusively for the Board. The Executive
Committee consists of Messrs. Pelisek (Chairman), Britt, Fish, Mount, Theobald and Wiersma. The Executive Committee held one meeting during the fiscal year ended March 31, 1995.

     The Audit Committee reviews the scope and timing of the audit of the Company's financial statements by the Company's independent public accountants and reviews with the independent public accountants the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's accountants, approves services rendered by such accountants and recommends to the Board the engagement, continuation or discharge of the Company's accountants. The Audit Committee consists of Messrs. Britt (Chairman), Bradley and DeWees. The Audit Committee held two meetings during the fiscal year ended March 31, 1995.

     The Compensation Committee is responsible for overseeing the management of human resources activities of the Company, including compensation for directors and executive officers, and the establishment of employee pension plans and benefits. The Compensation Committee also is responsible for determining the recipients and terms of stock options granted under the 1985 Incentive Stock Option Plan and the Stokely USA, Inc. 1994 Executive Stock Option Plan. The Compensation Committee consists of Messrs. Fish (Chairman), Carey, Pelisek and Ms. Knox, and met four times during the fiscal year ended March 31, 1995.

     The Retirement Plan Advisory Committee is responsible for overseeing the management of the Company's various 401(k), profit sharing and retirement plans. The Advisory Committee consists of Messrs. DeWees (Chairman), Fish, Mount, Wiersma and Ms. Knox, and met three times during the fiscal year ended March 31, 1995.

     The Nominating Committee selects nominees for directors to stand for election at the Company's annual meetings, and consists of Messrs. Pelisek (Chairman), Britt, Fish and Wiersma. The Nominating Committee did not meet during the fiscal year ended March 31, 1995. In May 1995, the entire Board of Directors of the Company acted as a Nominating Committee for the selection of the nominees for directors to stand for election at the Annual Meeting. The Company's By-Laws allow for shareholder nominations of the directors and require such nomination to be made pursuant to timely notice to the Chief Executive Officer or President of the Company.
          COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


Executive Compensation

     The following table summarizes the total compensation earned by the Company's Chief Executive Officer and the next four highest compensated executive officers whose compensation (salary and bonus) exceeded $100,000 during the Company's fiscal years ended March 31, 1993, 1994 and 1995.

                               Summary Compensation Table
                                                                Long-Term
                                 Annual Compensation<F1>      Compensation
                               -------------------------      ------------
                                                            Number of Option    All Other
Name and Principal Position    Year     Salary      Bonus       Awards<F2>     Compensation
- ---------------------------    ---      ------      -----   ----------------   ------------
Vernon L. Wiersma...........   1995   $205,000          --       30,000          $26,399
 President and Chief           1994    162,167<F4> $70,000            0            7,496
 Executive Officer             1993    136,500          --            0           15,556


Stephen W. Theobald.........   1995   $160,400          --       15,000          $25,375
 Vice Chairman and Treasurer   1994    128,333<F4> $56,000            0            9,891
                               1993    105,000          --            0           13,653

Kenneth C. Murray...........   1995   $118,000          --            0          $15,652
 Vice President, Canned        1994    100,000     $20,000            0              926
 Sales and Marketing           1993     94,333<F5>      --        6,000            4,681

Russell J. Trunk............   1995   $118,000          --        6,000          $31,666
 Senior Vice President,        1994    100,000     $20,000            0           16,963
                               1993    104,667          --            0           22,626

Leslie J. Wilson............   1995   $114,500          --            0          $28,523
 Vice President, Finance and   1994    100,000     $20,000            0            9,864
 Chief Financial and           1993     78,889<F5>      --       10,000           14,072
 Accounting Officer

<F1>  Perquisites provided to the named executive officers by the Company did not exceed
      10% of each named executive officer's total annual salary during fiscal 1993, 1994 or
      1995.

<F2>  Except for Messrs. Wiersma and Theobald, amounts shown represent the total number of options awarded under the 1985 Incentive Stock Option Plan during the fiscal year indicated.  Options awarded to Messrs. Wiersma and Theobald are non-qualified options under the Internal Revenue Code and were not awarded under either the 1985 Incentive
      Stock Option Plan or the 1994 Executive Stock Option Plan.  No options were awarded to the officers named above under the Stokely USA, Inc. 1994 Executive Stock Option
      Plan during the fiscal years indicated.

<F3>  Amounts shown represent contributions by the Company for the benefit of the named individuals pursuant to the Stokely USA, Inc. Retirement Savings Profit Sharing Plan
      and the Split Dollar Life Insurance Plan in the form of premium payments on behalf of the named executive officers during the fiscal year indicated.

<F4>  The salaries of Messrs. Wiersma and Theobald were increased in August of fiscal 1995 reflecting the assumption of significant new responsibilities related to their promotions in June of fiscal 1993, for which no salary increases had been previously granted.  On an annualized basis, the increased salaries were $175,000 for Mr.
      Wiersma and $140,000 for Mr. Theobald.

<F5>  Each of Mr. Murray's and Mr. Wilson's annualized compensation during fiscal 1993 was
      $100,000.
/TABLE

Employment Agreements

     In 1992, the Company entered into Change of Control Contingent Employment Agreements with Messrs. Wiersma, Theobald, Murray, Trunk and Wilson (collectively, the "Contingent Employment Agreements"). Under the Contingent Employment Agreements, if a change of control occurs, the Company will continue to employ Messrs. Wiersma and Theobald for three years, Mr. Wilson for two years, and Messrs. Murray and Trunk for one year, following the date of the change of control. "Change of Control," as defined in the Contingent Employment Agreements, includes the acquisition of 20% or more of the Company's Common Stock, a merger, consolidation or reorganization, the sale of substantially all of the Company's assets or a significant change in the composition of the Board of Directors of the Company. In the event of a Change of Control, the employee shall be employed by the Company for the applicable number of years and shall receive a salary equal to his salary on the date of the Change of Control, subject to annual upward adjustments commensurate with increases awarded to other officers and employees. If, after a Change of Control, the Company terminates the employee for any reason other than for cause or if the employee elects to terminate his employment, he shall continue to be paid monthly an amount equal to his then current monthly base salary plus a certain amount of incentive payments and shall continue to be entitled to receive all other employee benefits and perquisites made available to other employees of comparable status until the end of his employment term. If the Company terminates the employee for "cause" (as defined in the Contingent Employment Agreements), the employee is entitled to receive only his compensation through the date of termination. For purposes of the Contingent Employment Agreements, the current base salary for Mr. Wiersma is $220,000, Mr. Theobald is $170,500, Messrs. Murray and Trunk is $124,000, and Mr. Wilson is $118,000. The amount of the base salary and any incentive payments are reviewed regularly by the Compensation Committee of the Board of Directors. The Company also has entered into similar Contingent Employment Agreements with other key officers of the Company.

     In June 1992, the Company entered into an Employment Agreement with Mr. Wilson (the "Employment Agreement") for a two-year term which automatically is extended for a period of one year on each anniversary date unless the Company or Mr. Wilson has provided notice of nonrenewal within 30 days prior to the date thereof. For purposes of the Employment Agreement, the current base salary for Mr. Wilson is $118,000. In addition to base salary, the Employment Agreement provides for payments from other Company incentive compensation plans, and provides for other benefits, including participation in any group health, life, disability or similar insurance program and in any pension, profit-sharing, deferred compensation, 401(k) or other retirement plans maintained by the Company. The Employment Agreement also provides for participation in any stock-based incentive programs made available to executive officers of the Company. The Employment Agreement will terminate in the event the Company ceases operations and may be terminated by the Company in the event of Mr. Wilson's disability or retirement, or for "cause" (as defined in the Employment Agreement) at any time.

Deferred Compensation Agreements

     In 1990, the Company entered into deferred compensation agreements (the "Deferred Compensation Agreements") with Messrs. Thomas W. Mount, former President and Chairman of the Board of Directors of the Company, and Joseph B. Weix, former Chairman of the Board of Directors of the Company. Under the Deferred Compensation Agreements, the Company is obligated to pay Messrs. Mount and Weix each deferred compensation in monthly installments of $7,500 for a period of 120 consecutive months (or at their election in one lump sum based upon a present value calculation outlined in the Deferred Compensation Agreements) following their death, disability or retirement. In the event of the death of Messrs. Mount or Weix, their designated beneficiaries shall receive the deferred compensation payments over the stated period, or at the Company's election, such payments may be paid in one lump sum based upon a present value calculation outlined in the Deferred Compensation Agreements. The Deferred Compensation Agreements are non-tax qualified, unfunded deferred compensation plans. Mr. Mount retired in April 1993, and Mr. Weix retired in June 1992, and the Company commenced the monthly installment payments at those dates.

Benefits

     Split Dollar Plan

     The Company established the Split Dollar Life Insurance Plan, effective February 1, 1990 (the "Split Dollar Plan"), in which Messrs. Mount, Wiersma, Theobald, Murray, Trunk and Wilson participate. The life insurance benefit is equal to four times the executive's salary. The executive pays the economic value of the insurance and the Company pays the balance of the premium. Upon the executive's death or the retirement of the executive, the Company will receive all premiums paid by it on behalf of the executive and the executive will receive the remainder of the death benefit or the cash surrender value.

     Supplemental Employee Retirement Plan

     The Company established the Supplemental Employee Retirement Plan (the "SERP") effective January 1, 1995, in which Messrs. Wiersma, Theobald, Murray, Trunk, and Wilson participate. For Messrs. Wiersma and Theobald the SERP provides a benefit at retirement (based on 25 years of service) of 120 equal monthly payments which equal, on an annual basis, 40% of the salary (excluding bonus) individually earned during the 12 months preceding retirement. For Messrs. Murray, Trunk, and Wilson the SERP provides a benefit at retirement (based on 25 years of service) of 120 equal monthly payments which equal, on an annual basis, 20% of the salary (excluding bonus) individually earned during the 12 months preceding retirement. The monthly payment is reduced on a percentage basis of years of service that are less than 25 at the time of retirement.

     Retirement Savings Plan

     The Company maintains a retirement savings plan, the Stokely USA, Inc. Retirement Savings Profit Sharing Plan (the "Retirement Savings Plan"), covering all of its eligible employees.
Employees are eligible to participate after completing a twelve-month period of 1,000 or more hours of employment. The Retirement Savings Plan involves a Company Profit Sharing Contribution account, a Voluntary Contribution account and a 401(k) Salary Deferral account. Subject to the Company's operating results, the Company may make contributions up to 8% of pre-tax profits to the Profit Sharing Contribution account which would be allocated to participants pro rata based upon their eligible compensation. Participants become 20% vested in the profit sharing contributions credited to their accounts and the earnings thereon after three years of credited service, and 20% per year thereafter until 100% vested after seven years. Participants also become 100% vested upon death, disability and attainment of age 62. The Voluntary Contribution account permits participants to make voluntary after-tax savings contributions in amounts between 2% and 10% of their annual compensation. Participants in the Voluntary Contribution account are 100% vested in their contributions and the earnings thereon. Under the Retirement Savings Plan, through the 401(k) Salary Deferral account, participants are permitted, subject to the limitations imposed by Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), to make voluntary tax-deferred contributions in amounts between 1% and 10% of their annual compensation. The Company may make a matching contribution to the 401(k) Salary Deferral account in an amount up to 25% of the first 6% of compensation deferred by the participant for participants who meet all eligibility and participant requirements. Participants in the 401(k) Salary Deferral account are 100% vested in their contributions, the Company's matching contribution and the earnings thereon. Under the Retirement Savings Plan, a separate account is maintained for each type of account and each participating employee. Participating employees direct the Retirement Savings Plan trustee with respect to the investment of assets held in their accounts among up to six investment options made available by the trustee.

Stock Option Plans

     Incentive Stock Option Plan

     The Company established the 1985 Incentive Stock Option Plan (the "Incentive Stock Option Plan") in which key employees of the Company and its subsidiaries, as determined by the Compensation Committee, are eligible to participate. As of March 31, 1995, the Company and its subsidiaries had 44 eligible employees. The Incentive Stock Option Plan authorizes the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code. The Compensation Committee administers the Incentive Stock Option Plan. As of March 31, 1995, options to purchase 173,600 shares of Common Stock had been granted and are outstanding under the Incentive Stock Option Plan and a total of 50,950 shares of Common Stock were available for granting under the Incentive Stock Option Plan. However, in August 1994 the board decided not to grant any additional options under the Incentive Stock Option Plan.

     Non-Qualified Stock Option Grants

     On April 8, 1994, the Company granted to Mr. Wiersma options to purchase 30,000 shares of Common Stock and to Mr. Theobald options to purchase 15,000 shares of Common Stock; all at $8.50 per share, the market price at date of grant. These options are non-qualified under the Internal Revenue Code and were not awarded under either the 1985 Incentive Stock Option Plan or the 1994 Executive Stock Option Plan.

     Executive Stock Option Plan

     On June 3, 1994, the Board of Directors of the Company adopted the Stokely USA, Inc. 1994 Executive Stock Option Plan (the "Executive Stock Option Plan"). The Executive Stock Option Plan was ratified by shareholders of the Company at the Annual Meeting of Shareholders held on August 26, 1994. All key full-time employees of the Company and its subsidiaries are eligible to participate in the Executive Stock Option Plan. At March 31, 1995, the Company and its subsidiaries had 50 eligible employees. The Executive Stock Option Plan provides for the granting of (i) incentive stock options ("ISOs"), (ii) non-qualified stock options ("NSOs"), and (iii) stock appreciation rights ("SARs"). Options for a total of 400,000 shares of Common Stock are available for granting to eligible participants under the Executive Stock Option Plan. The Compensation Committee of the Board, or such other committee appointed by the Board, administers the Executive Stock Option Plan. Under the Executive Stock Option Plan, the maximum number of shares for which grants may be made to any eligible employee may not exceed 50,000 shares.

     There were no individual grants of stock options under the Executive Stock Option Plan to any of the named executive officers in the Summary Compensation Table during fiscal 1995. The following table sets forth certain information concerning the grant of stock options under the Incentive Stock Option Plan and the grant of non-qualified stock options (which were not granted under either the Incentive Stock Option Plan or the Executive Stock Option Plan) to the executive officers listed in the Summary Compensation Table during the fiscal year ended March 31, 1995.



                            OPTION GRANTS IN LAST FISCAL YEAR

                                                                       Potential Realizable
                                    % of Total                           Value at Assumed
                                       Options                         Annual Rates of Stock
                                    Granted to    Exercise                Price Appreication
                    Options       Employees in    Price    Expiration      for Option Terms
      Name         Granted<F1>  Fiscal Year<F2>   ($/Sh)      Date          5%          10%
      ----         -----------  ---------------   ------      ----         ---         ---
Vernon Wiersma       30,000          37.5%         $8.50     4/08/04    $160,368    $406,404
Stephen W. Theobald  15,000          18.8           8.50     4/08/04      80,184     203,202
Russell J. Trunk      6,000           7.5           8.50     4/08/04      32,074      81,281

- --------------


<F1>  The options are subject to a vesting schedule with 50% of the options exercisable on
      April 8, 1995 and the remaining options exercisable on April 8, 1996.

<F2>  The only options granted under the Incentive Stock Option Plan during the fiscal year ended March 31, 1995 were granted to Mr. Trunk; the stock options granted to Messrs.
      Wiersma and Theobald were non-qualified stock options which were not granted under either the Incentive Stock Option Plan or the Executive Stock Option Plan.  A total of
      80,000 options were granted to employees during the fiscal year ended March 31, 1995.


No options issued under the Incentive Stock Option Plan and Executive Stock Option Plan were exercised by any of the named executive officers in the Summary Compensation Table during fiscal 1995. The number and total value of unexercised in-the-money options at March 31, 1995 are shown in the following table:

                        AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR-END OPTION VALUES

                                                                            Value of
                                                Number of                  Unexercised
                   Number of                   Unexercised                 In-the-Money
                    Shares                       Options                    Options at
                   Acquired      Value      at Fiscal Year End           Fiscal Year End<F1>
Name             on Exercise   Realized  Exercisable  Unexercisable   Exercisable  Unexercisable
- ----             -----------   --------  -----------  -------------   -----------  -------------
Vernon L. Wiersma      0          $0       30,000         30,000         $6,750          0
Stephen W. Theobald    0           0       15,000         15,000          4,125          0
Kenneth C. Murray      0           0       11,000              0              0         N/A
Russell J. Trunk       0           0        4,000          6,000              0          0
Leslie J. Wilson       0           0       10,000              0              0         N/A

- ------------


<F1>  The value of unexercised in-the-money options is based upon the difference between the fair market value of the securities underlying the options of $5.50 at March 31, 1995 and the exercise price of the options as follows:  $5.125 for Mr. Wiersma and $5.125 for Mr.
      Theobald.


Directors' Compensation

     Board Fees

     Non-employee directors receive compensation of $6,000 per year of service on the Board plus $500 for each Board or Committee meeting attended. Directors may defer all or any portion of such compensation under a Directors' Deferred Compensation Plan adopted in 1985. Deferred compensation is credited to the account of a participating director in the form of "phantom stock" of the Company based on the market price at the time of each quarterly credit. Shares credited to the accounts of directors electing to participate in the Directors' Deferred Compensation Plan during the fiscal year ended March 31, 1995, were as follows: Mr. Britt, 1,436 shares; and Mr. Fish, 1,634 shares. Directors who have served two full terms (six years) and are Board members upon attaining the age 65 become eligible for retirement compensation of $500 per month upon completion of service.

                 COMPENSATION COMMITTEE REPORT

     Compensation Committee

     The Compensation Committee of the Company reviews and establishes compensation levels and benefits applicable to executive officers and employees of the Company and makes recommendations with respect to all issues pertaining to executive compensation for ratification by the Board of Directors of the Company.

     Compensation Committee Interlocks and Insider Participation

     For the fiscal year ended March 31, 1995, the Compensation Committee of the Board of Directors was composed of Messrs. Fish, Carey, Pelisek, and Ms. Knox, who are not officers or employees of the Company. There are no interlocks, as defined under the rules and regulations of the SEC, between the Compensation Committee and corporate affiliates of members of the Compensation Committee.

     Compensation Committee Report

     Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information regarding the compensation and benefits provided to executive officers of the Company. The rules require a report of the Compensation Committee which explains the rationale and considerations that led to fundamental compensation decisions affecting such individuals. The Compensation Committee of the Company has prepared the following report, at the direction of the Board of Directors of the Company, for inclusion in this Proxy Statement.

     It is the policy of the Company to maintain an executive compensation program which will attract, motivate, retain and reward employees at all levels of the organization and provide appropriate incentives intended to generate long-term financial results which will benefit the Company and the shareholders of the Company. The executive compensation program of the Company incorporates a pay-for-performance policy that compensates executives for both corporate and individual performance. The executive compensation program is designed to achieve the following objectives:

   - Provide the Company with the ability to compete for and retain talented executives that are critical to the Company's long term success;

   - Provide incentives to achieve the Company's financial performance objectives and strategic business initiatives with the objective of enhancing shareholder value; and

   - Provide competitive compensation packages comparable to those offered by other peer group companies;

   - Reward executives for individual performance in long-term strategic management.

     The Company's executive compensation package consists of three major components: (i) cash compensation, including base salary and an annual incentive bonus; (ii) long-term incentive compensation in the form of stock options (including options awarded under the Incentive Stock Option Plan and the Executive Stock Option Plan); and (iii) executive benefits.

     In determining specific cash compensation action for executive officers for the fiscal year ended March 31, 1995, the Compensation Committee considered the following factors:

1. Company performance relative to certain goals and objectives in effect during the prior year.

2. Individual performance relative to certain goals and objectives in effect during the prior year.

3. Company performance compared to broader based industry performance.

4. Salary surveys for positions with similar responsibilities in similar sized companies.

5. The salary freeze in effect during the prior year; with the exception of the salary adjustments reflecting prior period promotions for Messrs. Wiersma and Theobald, there were no increases in executive base salaries during the fiscal year ended March 31, 1994.
     The annual incentive bonus is determined under the Company's Annual Incentive Plan (the "Incentive Plan") which was developed to recognize and reward performance and provide a total annual cash bonus consistent with the Company's executive compensation strategy. Under the Incentive Plan, executives earn incentive compensation if the Company achieves various targets set for profits (defined as income before taxes and before profit-sharing expense) as a percent of sales. Incentive compensation earned is established as a percentage of each officer's base salary, and the applicable percentage is dependent upon the individual's base salary amount. If the financial performance of the Company falls below the threshold level, no awards will be earned. If threshold levels of the performance indicators are achieved, the Incentive Plan provides for payment of incentive compensation in amounts ranging between 10% to 25% of an individual's base salary. If target levels are achieved by the Company, the Incentive Plan provides for payment of incentive compensation in amounts ranging from 20% to 50% of an individual's base salary. Incentive compensation may exceed 50% of an individual's base salary if the Company surpasses target levels, but may not exceed 75% of an individual's base salary. Prior to payment of incentive compensation after completion of the Company's financial audit, the Compensation Committee certifies the performance objectives of the Incentive Plan have been met.

     Based on the above noted factors, the Committee implemented the following increases in executive base salaries effective April 1, 1994, for the fiscal year ending March 31, 1995; Mr. Theobald - 8%; Mr. Trunk - 10%; Mr. Murray - 10%; and Mr. Wilson
- - 7%. No incentive bonus payments were made to executive officers for the fiscal year ended March 31, 1995, because the targets set for profits under the above-described Incentive Plan were not achieved.

     The base salary for the Chief Executive Officer is determined by the Compensation Committee in general accordance with the same criteria noted herein for determining compensation for all executive officers. Based on those factors, the Committee implemented a 12% increase in Mr. Wiersma's base salary effective April 1, 1994, for the fiscal year ending March 31, 1995. No incentive bonus payments were made to Mr. Wiersma for the year ending March 31, 1995, because the targets set for profits under the above-described Incentive Plan were not achieved.

     In addition, for the fiscal year ended March 31, 1995, the salaries of certain management employees including executive officers were increased effective April 1, 1994, to reflect discontinuance of Company provided automobiles.

     The Compensation Committee believes aligning the financial interests of management more closely with those of the shareholders influences the creation of shareholder value. Therefore, the Compensation Committee has required certain executive stock ownership levels for certain of its executive officers. For Messrs. Wiersma and Theobald, the requirement is stock ownership representing a value at least two times their annual salary, and for Messrs. Murray, Trunk and Wilson, the stock ownership requirement is value representing at least one times their annual salary. Executives are required to use a portion of any annual cash bonus received to purchase shares of Common Stock until the ownership requirement is met.

     To further encourage stock ownership among executive and other key employees, the Company has two stock option plans which it administers, the Incentive Stock Option Plan and the Executive Stock Option Plan. The stock option plans are designed to encourage and create ownership and retention of the Company's Common Stock by key employees. Through the option grants, the objective of aligning key employees' long-range interests with those of shareholders may be met by providing key employees with the opportunity to build, through achievement of corporate goals, a meaningful stake in the Company. For a further discussion of the Company's stock option plans, see "Compensation of Executive Officers and Directors - Stock Option Plans."

     For a discussion of the executive benefits made available to officers of the Company during the fiscal year ended March 31, 1995, see "Compensation of Executive Officers and Directors - Benefits." Stock options awarded and executive benefits paid by the Company to its executive officers were based upon each executive officer's contribution to the success of the Company and reflected each executive officer's position, salary and specific responsibilities.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             PERFORMANCE GRAPH FOR STOKELY USA, INC.

     Set forth below is a line graph comparing the cumulative shareholder return on the shares of Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies included in the Center for Research on Security Prices Index for NASDAQ Stock Market companies and a peer group chosen by the Company. The peer group includes NASDAQ-listed companies included in Standard Industrial Classification (SIC) codes 2030-2039 (Canned, Frozen and Preserved Fruits, Vegetables and Food Specialties) and AMEX and NYSE companies with 2030-2039 SIC codes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 15, 1995,(except as noted below), (i) by each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) by each of the executive officers of the Company appearing in the Summary Compensation Table, (iii) by each director of the Company, and (iv) by all directors and executive officers as a group.

                                        Numbers of              Percent of
                                        shares of               shares of
                                      Common Stock            Common Stock
         Name                     Beneficially Owned<F1>    Beneficially Owned
        -----                     ----------------------    ------------------
David L. Babson & Co., Inc<F2>....       1,150,200                 10.16%
Winogene Kile<F3><F4>.............         701,000                  6.19%
Vernon L. Wiersma<F5>.............          48,000                  *
Stephen W. Theobald<F6>...........         185,691                  1.64%
Russell J. Trunk<F7>..............           7,000                  *
Leslie J. Wilson<F8>..............          10,000                  *
Robert M. Brill<F9>...............          10,000                  *
Robert Cook<F10>..................           4,500                  *
Eddie W. Foster<F11>..............           5,000                  *
Kenneth C. Murray<F12>............          11,000                  *
Michael A. Wilkes<F13>............           4,000                  --
Frank J. Pelisek..................           2,400                  *
Orren J. Bradley..................             500                  *
Russell W. Britt..................             200                  *
Charles J. Carey..................             200                  *
James H. DeWees...................           1,000                  --
Ody J. Fish.......................           1,000                  *
Carol Ward Knox...................           2,000                  *
Thomas W. Mount...................         179,256                  1.58%
Joseph B. Weix<F14>...............          70,480                  *
All directors and executive officers as a group (18 persons)  542,247   4.79%

- ------------------
*     Amount represents less than 1% of the total shares of Common Stock outstanding.

<F1>  Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individual's immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or dispositive power.
<F2>  Based on a schedule 13-G dated June 7, 1995, David L. Babson & Co., Inc.
      located at One Memorial Drive, Cambridge,MA 02142-1300 has sole voting power of 818,300 shares of Common Stock and shared voting power of 331,900 shares of Common Stock.
<F3>  Winogene Kile's address is P. O. Box 592, Oconomowoc, Wisconsin 53066.
<F4>  Includes 50,000 shares of Common Stock held indirectly by Mrs. Kile's husband, as trustee, and 40,000 shares of Common Stock held by Mrs. Kile's husband and a son of Mr. Weix as co-trustees, as to which she disclaims any beneficial ownership.
<F5>  Includes 45,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F6>   Includes 162,191 shares of Common Stock held by Mr. Theobald as co-
       trustee for which he has shared dispositive and voting power with The First National Bank of Chicago, and 22,500 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F7>   Includes 7,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F8>   Includes 10,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F9>   Includes 10,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F10>  Includes 4,500 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F11>  Includes 5,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F12>  Includes 11,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F13>  Includes 4,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
<F14>  Includes 50,000 shares of Common Stock held by Mr. Weix as co-trustee for which he has shared dispositive and voting power, and as to which he disclaims any beneficial interest.

/TABLE

                      INDEPENDENT AUDITORS

     Deloitte & Touche LLP served as the Company's independent auditors for the fiscal year ended March 31, 1995 and are serving in such capacity for the current fiscal year. The appointment of independent auditors is made annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee of the Board, which reviews both the audit scope and estimated audit fees. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                      CERTAIN TRANSACTIONS

     A class action lawsuit was filed on January 3, 1995, in the United States District Court for the Eastern District of Wisconsin, by Philip D. Freeman, a Minnesota resident, against the Company, all of the individual members of the Board of Directors of the Company (in both their capacity as a member of the Board of Directors and as an executive officer, as applicable), William Blair & Company and Dain Bosworth, Inc. The plaintiff has brought the action pursuant to Sections 11, 12(2) and 15 of the Securities Act of 1933, as amended, and Sections 10(b) and 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 10b-5 promulgated thereto. The plaintiff alleges that he sustained losses in connection with his purchase of shares of Common Stock of the Company during the period from October 17, 1994 to December 19, 1994, as a result of the defendants' alleged misleading statements and alleged omissions to state material facts. The relief sought for both the plaintiff and the class is rescission and/or compensatory damages, including pre-judgment interest, and costs and expenses related to the bringing of the lawsuit. The Company believes the allegations are without merit or substance, and is defending this action vigorously.

     A second class action lawsuit arising out of substantially the same events as the Freeman lawsuit was filed on May 10, 1995, in the United States District Court for the Eastern District of Wisconsin, by Daniel J. Sweeney against the Company, four of its officers and William Blair & Company and Dain Bosworth, Inc.
Like Mr. Freeman, Mr. Sweeney alleges that he sustained losses in connection with his purchase of shares of Common Stock of the Company during the period from October 17, 1994 to December 19, 1994, as a result of alleged misleading statements and alleged omissions of material facts on the part of the defendants. The Company believes the allegations of the Sweeney lawsuit are without merit or substance and is defending this action vigorously.

     The Company has adopted a policy governing related party transactions providing that any transaction by and between the Company and officers, directors, principal shareholders or their affiliates will be for bona fide business purposes and on terms no less favorable to the Company than those obtainable in arms-length transactions with unaffiliated parties, and will be subject to approval of a majority of the Company's outside directors.

                      SECTION 16 COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the shares of Common Stock outstanding, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the fiscal year ended March 31, 1995, officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements.


                     SHAREHOLDER PROPOSALS

     Shareholders of the Company may submit matters to be considered at the 1996 Annual Meeting of Shareholders. In order to be included in the 1996 Proxy Statement, such written proposals must be received on or before February 24, 1996, at the principal offices of the Company at 1055 Corporate Center Drive, Oconomowoc, Wisconsin, 53066-0248, Attention: Robert M. Brill, Secretary. If such proposal is in compliance with all of the requirements of 17 C.F.R. Sec 240.14a-8 ("Rule 14a-8") of the Rules and Regulations under the Exchange Act, it will be included in the proxy statement and set forth on the appointment form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.


   OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.



                               By Order of the Board of Directors




                               Robert M. Brill
                               Secretary

Oconomowoc, Wisconsin
June 26, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED
TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.